Exhibit 99.1

NEWS RELEASE

Tradeweb Appoints Sara Furber as New Chief Financial Officer

NEW YORK – August 30, 2021 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today announced it has appointed Sara Furber as its Chief Financial Officer, effective September 7, 2021. She succeeds Robert Warshaw, who will leave the company following a period of transition. Ms. Furber will report to CEO Lee Olesky and become a member of the executive leadership team.

Ms. Furber joins Tradeweb from U.S. equity exchange operator IEX Group, where she was CFO since 2018. She previously spent two decades in senior roles at Morgan Stanley and Bank of America Merrill Lynch.

Tradeweb CEO Lee Olesky commented: “Sara Furber brings to Tradeweb a wealth of experience including diverse senior roles in financial markets, banking, investor relations, technology and electronic trading. Tradeweb is a growth company at the intersection of finance and technology, and Sara is uniquely suited to lead our finance team and help Tradeweb navigate its next phase of growth and development. I would like to thank Bob Warshaw for his many important contributions to Tradeweb since joining us in 2009, and especially for his vital role in Tradeweb’s 2019 IPO and our early days as a public company.”

As Chief Financial Officer of IEX Group, Ms. Furber led the company’s finance function and also oversaw its new business portfolio, including technology businesses such as data platform IEX Cloud. Prior to joining IEX in 2016, she was a Managing Director and a member of Morgan Stanley’s Management Committee. She held several senior executive positions at Morgan Stanley, including Chief Operating Officer for Wealth Management. Ms. Furber previously served as Chief Operating Officer for Global Corporate and Investment Banking at Bank of America Merrill Lynch, after leading Investor Relations for Merrill Lynch during the global financial crisis and through its merger with Bank of America. She began her career in investment banking in 1997. She has a B.S. in Mechanical Engineering from Duke University.

Tradeweb Reiterates Full-Year 2021 Guidance*

Tradeweb today reiterates its full-year 2021 guidance previously updated on July 29, 2021.

•	Adjusted Expenses: $565—$580 million

•	Acquisition and Refinitiv Transaction related depreciation and amortization expense: $124 million

•	Assumed non-GAAP tax rate: 22.0%

•	Capital expenditures and capitalization of software development: $49—$53 million

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $920 billion in notional value traded per day over the past four quarters. For more information, please go to www.tradeweb.com.

Media contact	Investor contact
Daniel Noonan, Tradeweb +1 646 767 4677	Ashley Serrao, Tradeweb +1 646 430 6027
Daniel.Noonan@Tradeweb.com	Ashley.Serrao@Tradeweb.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our outlook and future performance, including full-year 2021 guidance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.